Exhibit 99.1

Fischer Imaging Enters Definitive Agreement to Sell its Digital Mammography
Intellectual Property to Hologic, Inc. for $32 million

DENVER, June 22, 2005 — Fischer Imaging Corporation (FIMG.PK) said today it has entered into a definitive agreement to sell to Hologic, Inc. (NASDAQ: HOLX) the intellectual property associated with its mammography business and products, including the rights to Fischer’s SenoScan® digital mammography and MammoTest® stereotactic breast biopsy systems.

Under the terms of the agreement, Hologic has agreed to acquire Fischer’s mammography intellectual property for a cash purchase price of $32 million.  Additionally, Hologic agreed to extend a $5 million secured loan to Fischer as of the execution of the agreement, which amount will be credited toward the $32 million purchase price if the transaction is completed, but which will otherwise be due and payable by Fischer to Hologic.  The acquisition is expected to close in 90-120 days and is subject to customary closing conditions and the approval of Fischer’s stockholders.

“This is a difficult decision, but one that we believe is in the best interests of all Fischer stakeholders,” said Harris Ravine, Fischer Imaging’s president and chief executive officer.  “We intend to use the proceeds from this transaction to pay outstanding obligations and to continue to rebuild and explore strategic alternatives for our Radiology, Electrophysiology and Surgical business.” added Ravine.

The agreement allows Fischer to continue to service and support the installed base of SenoScan and MammoTest systems with its existing service organization and to maintain its contractual obligations for providing MammoTest and SenoScan systems to Ethicon Endo-Surgery and Philips Medical Systems, respectively.

“As the business and regulatory processes proceed we would like to assure Fischer customers that we will do everything in our power to maintain a high level of service and support,” Ravine added.  “Our sales and support organization will be contacting customers in the days ahead and will be on call 24/7 to respond to any specific questions.”

About Fischer Imaging

Fischer Imaging Corporation designs, manufactures and markets medical imaging systems for the screening and diagnosis of disease. Our company focus is women’s health, particularly the diagnosis and screening of breast cancer through the application of innovative digital imaging technologies. The company also produces equipment designed for Emergency, Radiology, Surgical, and certain Cardiovascular needs.  Fischer Imaging began producing general-purpose x-ray imaging systems in 1910 and is the oldest manufacturer of x-ray imaging devices in the United States. For more information, visit www.fischerimaging.com.

Certain statements contained in this news release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include statements regarding the expected timing of completion of the transaction, the use of proceeds, our intent to continue rebuilding the Radiology, Electrophysiology and Surgical operations and intent to continue to explore strategic alternatives and the availability of our sales and support organizations.  These statements involve a number of known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from such forward-looking statements. Completion of the transaction is subject to customary conditions, including the approval of the transaction by Fischer stockholders.  We may be unable to obtain stockholder approval of the transaction or satisfy other conditions to closing, and the transaction may not be completed when expected, or at all.  The forward-looking statements contained herein are also subject to risk and uncertainties generally applicable to Fischer’s business certain of which are described as “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2004.  Readers are cautioned to avoid placing undue reliance on such forward-looking statements, which speak only as of the date the statements are made.  It is recommended that our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 be read together with this news release to better understand our business, results of operations and financial condition.